SECURITIES AND EXCHANGE COMMISSION
                                 Washington, D.C.  20549

                                 __________________________

                                          FORM S-8
                                    REGISTRATION STATEMENT
                                            UNDER
                                  THE SECURITIES ACT OF 1933

                                          NIKE, INC.
                        (Exact name of issuer as specified in charter)
                                    ___________________

          Oregon                                      93-0584541
(State or other jurisdiction of                      (IRS Employer
incorporation or organization)                     Identification No.

      One Bowerman Drive
      Beaverton, Oregon                                97005-6453
(Address of principal executive offices)               (Zip Code)


          Non-employee Director and Consultant Stock Option Agreements
                              (Full title of the plan)

                               _______________________

                                  LINDSAY D. STEWART
                       Vice President, Law and Corporate Affairs
                                       NIKE, Inc.
                                    One Bowerman Drive
                             Beaverton, Oregon  97005-6453
                          (Name and address of agent for service)

              Telephone number, including area code, of agent for service:
                                     (503) 671-6453

                                    ___________________

                                          Copy to:
                                      STUART CHESTLER
                                        Stoel Rives
                                    900 SW Fifth Avenue
                                Portland, Oregon  97204-1268

                                    ___________________

                               CALCULATION OF REGISTRATION FEE

________________________________________________________________________

                                            Proposed   Proposed   Amount
Title of                                    Maximum    Maximum    of
Securities              Amount              Offering   Aggregate  Regis-
to be                   to Be               Price Per  Offering   tration
Registered              Registered          Share (1)  Price(1)   Fee

  Class B Common
  Stock, no par
  value                 516,000 Shares      $42.00    $8,889,750  $3,065


(1) The shares are subject to various stock option agreements pursuant to which shares may be purchased for prices ranging from $6.25 to $42.00 per share and an average of $17.23 per share.


                                     PART II

                 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents By Reference.

          The following documents filed by NIKE, Inc. (the "Company") with the Securities and Exchange Commission are incorporated herein by reference:

          (a)     The Company's latest annual report filed pursuant to
      Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed.

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

          (c) The description of the authorized capital stock of the Company contained in the Company's registration statement filed under section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating the description.

          All reports and other documents subsequently filed by the Company pursuant to sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.   Description of Securities.

          Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

          Not Applicable.

Item 6.   Indemnification of Directors and Officers.

          Under the Oregon Business Corporation Act (the "Oregon Act"), the Company's Restated Articles of Incorporation (the "Articles"), and the Company's Third Restated Bylaws (the "Bylaws"), the Company has broad powers to indemnify directors and officers against liabilities that they may incur in such capacities.

          The Oregon Act authorizes the indemnification of an individual made a party to a proceeding because the individual is or was an officer or director against certain liability incurred in the proceeding if:

          (a)     The conduct of the individual was in good faith;

          (b) The individual reasonably believed that his or her conduct was in the best interests of the corporation or at least not opposed to its best interests;

          (c) In the case of any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful;

          (d) In the case of any proceeding by or in the right of the corporation, the individual was not adjudged liable to the corporation; and

          (e) In connection with any proceeding (other than a proceeding by or in the right of the corporation) charging improper personal benefit to the individual, the individual was not adjudged liable on the basis that he or she improperly received personal benefit.

          The Oregon Act also authorizes a court to order indemnification, whether or not the above standards of conduct have been met, if the court determines that the officer or director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances. In addition, the Oregon Act provides that the indemnification described above is not exclusive of any other rights to which officers or directors may be entitled under the corporation's articles of incorporation or bylaws, or under any agreement, action of its board of directors, vote of shareholders or otherwise.

          Paragraph A of Article VIII of the Articles authorizes, but does not require, the Company to indemnify its officers and directors to the fullest extent not prohibited by law against liability incurred in serving the Company. Article IX of the Bylaws requires the Company to indemnify its directors and officers to the fullest extent not prohibited by law against liability incurred in serving the Company.

          The Oregon Act also authorizes a corporation to include in its articles of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, except that such a provision cannot affect the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any unlawful corporate distribution as defined in the Oregon Act, or (iv) for any transaction from which the director derived an improper personal benefit.

          Paragraph B of Article VIII of the Articles and Article X of the Bylaws provide that the liability of the Company's directors to the Company or its shareholders for monetary damages for conduct as a director is limited to the fullest extent not prohibited by law.

          In addition to the indemnification and exculpation provided by the Articles and Bylaws, the Company has entered into an indemnity agreement with each of its directors and officers. The indemnity agreements require the Company to provide indemnification, to the fullest extent not prohibited by law, for all liability (including attorney fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by the director or officer in connection with any actual or threatened proceeding (including, to the extent not prohibited by law, any derivative action) by reason of the fact that the person is or was serving as a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including an employee benefit plan.

          The Company maintains directors' and officers' liability insurance under which the Company's directors and officers are insured against loss (as defined) as a result of claims brought against them alleging breach of duty, neglect, error or misstatement while acting in such capacities.

Item 7.   Exemption From Registration Claimed.

          Not Applicable.

Item 8.   Exhibits.

          4.A. Restated Articles of Incorporation of the Company, as amended. Incorporated by reference from Exhibit 3.1 of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1995.

          4.B. Third Restated Bylaws of the Company. Incorporated by reference from Exhibit 3.2 of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1995.

          5.      Opinion of Counsel.

         23.      Consent of Accountants.

         24.      Powers of Attorney.


Item 9.   Undertakings.

          (a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a posteffective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each new post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                              SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beaverton, State of Oregon, on this 3rd day of November, 1995.

                              NIKE, INC.



                              By /s/ Lindsay D. Stewart
                                 Lindsay D. Stewart, Vice President,
                                 Law and Corporate Affairs



          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on November 3, 1995 in the capacities indicated.

     Signature                              Title

(1)  Principal Executive Officer:

    *PHILIP H. KNIGHT                       Chairman of the Board
     Philip H. Knight                       and Chief Executive
                                            Officer, and Director

(2)  Principal Financial and
     Accounting Officer:

    *ROBERT S. FALCONE                      Vice President and
     Robert S. Falcone                      Chief Financial
                                            Officer

(3)    Directors:


     *WILLIAM J. BOWERMAN                  Director
      William J. Bowerman


     *JILL K. CONWAY                       Director
      Jill K. Conway


     *RALPH D. DeNUNZIO                    Director
      Ralph D. DeNunzio


     *RICHARD K. DONAHUE                   Director
      Richard K. Donahue


     *DELBERT J. HAYES                     Director
      Delbert J. Hayes


     *DOUGLAS G. HOUSER                    Director
      Douglas G. Houser


     *JOHN E. JAQUA                        Director
      John E. Jaqua


     *RALPH A. PFEIFFER, JR.               Director
      Ralph A. Pfeiffer, Jr.


     *CHARLES W. ROBINSON                  Director
      Charles W. Robinson


     *JOHN R. THOMPSON, JR.                Director
      John R. Thompson, Jr.


     *A. MICHAEL SPENCE                    Director
      A. Michael Spence


     *THOMAS E. CLARKE                     Director
      Thomas E. Clarke


     *KENICHI OHMAE                        Director
      Kenichi Ohmae



*By /s/ Lindsay D. Stewart
   Lindsay D. Stewart, Attorney-In-Fact

                                     EXHIBIT INDEX


Exhibit
Number         Document Description

  4A. Restated Articles of Incorporation of the Company, as amended. Incorporated by reference to Exhibit 3.1 of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August31, 1995.

  4B.          Third Restated Bylaws of the Company, as amended.
               Incorporated by reference to Exhibit 3.2 of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1995.

  5.           Opinion of Counsel.

  23.          Consent of Accountants.

  24.          Powers of Attorney.